Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – October 21, 2025

FVCBankcorp, Inc. Announces 19% Increase in Quarterly Net Income and
61% Increase in Year-To-Date Net Income

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported net income of $5.6 million for the quarter ended September 30, 2025 compared to net income of $4.7 million for the quarter ended September 30, 2024, an increase of $910 thousand, or 19%. Diluted earnings per share were $0.31 for the quarter ended September 30, 2025 compared to $0.25 for the quarter ended September 30, 2024, an increase of 24%. Net income for the three months ended June 30, 2025 was $5.7 million, or $0.31 diluted earnings per share.

Third Quarter Selected Financial Highlights
•Continued Growth in Core Operating Earnings. Core operating earnings (non-GAAP) which is net income, excluding nonrecurring gains, increased to $5.6 million for the three months ended September 30, 2025 compared to $5.5 million for the three months ended June 30, 2025. Compared to the year ago quarter, core operating earnings increased 19%, or $910 thousand, from $4.7 million for the three months ended September 30, 2024 (which is equal to net income for the periods as there was no nonrecurring gain). Refer below to the “Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP)” for further information.
•Net Interest Margin Up 10% and Net Interest Income Improved 13%, Compared to the Year Ago Quarter. For the quarter ended September 30, 2025, net interest margin improved to 2.91% from 2.90% for the quarter ended June 30, 2025, the seventh consecutive quarter of margin improvement, and increased 27 basis points, or 10%, compared to 2.64% for the third quarter of 2024. Net interest income increased $1.8 million, or 13%, to $16.0 million for the third quarter of 2025, compared to $14.2 million for the year ago quarter ended September 30, 2024, and increased $274 thousand compared to the linked quarter ended June 30, 2025.
•Annualized Core Deposit Growth Over 10%. Core deposits, which exclude wholesale deposits, increased $122.2 million, or 10% annualized, to $1.74 billion at September 30, 2025 compared to $1.62 billion at December 31, 2024. For the quarter, total deposits increased $74.4 million, or 4%, when compared to the linked quarter ended June 30, 2025.
•Sustained Strong Credit Quality. Loans past due 30 days or more totaled $880 thousand at September 30, 2025, a decrease of $1.9 million, or 68%, from $2.8 million at June 30, 2025. Past due loans at September 30, 2025 were comprised of two consumer real estate secured loans, one of which totaling $346 thousand paid off in October. Nonperforming loans at September 30, 2025 decreased to $11.1 million, or 14%, from $12.9 million at December 31, 2024. Nonperforming loans to total assets decreased to 0.48% at September 30, 2025 from 0.58% at December 31, 2024.
•Sound, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios were in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 15.77% at September 30, 2025, compared to 14.73% at December 31, 2024. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank increased to 11.04% at September 30, 2025, from 10.87% at December 31, 2024. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities are fully reflected in the TCE/TA ratio.
•Quarterly Cash Dividend. On October 16, 2025, the Company declared a quarterly cash dividend $0.06 for each share of its common stock outstanding. The dividend is payable on November 17, 2025 to shareholders of record on October 27, 2025. Based on the current number of shares outstanding, the aggregate payment will be approximately $1.1 million.

For the nine months ended September 30, 2025, the Company reported net income of $16.4 million, or $0.90 diluted earnings per share, compared to $10.2 million, or $0.55 diluted earnings per share, for the nine months ended September 30, 2024, an increase of $6.2 million, or 61%. During the second quarter of 2025, the Company unwound $15 million of its pay-fixed/receive floating interest rate swaps and the funding associated with that hedge, resulting in a gain of $154 thousand (which was recorded in non-interest income). During 2024, the Company surrendered $48.0 million in bank-owned life insurance (“BOLI”), which resulted in a nonrecurring increase of $2.4 million to the tax provisioning related to the loss of the tax favored status of prior appreciation. Core operating earnings (non-GAAP), which excludes these nonrecurring items, for the nine months ended September 30, 2025 and 2024 were $16.3 million and $12.6 million, respectively, an increase of $3.7 million, or 30%.

Compared to the linked quarter, pre-tax pre-provision operating earnings (non-GAAP) increased 6%, or $409 thousand, to $7.6 million for the quarter ended September 30, 2025 compared to $7.2 million for the quarter ended June 30, 2025. Compared to the year ago quarter, pre-tax pre-provision operating earnings increased 30%, or $1.8 million, from $5.8 million for the three months ended September 30, 2024. Refer below to the “Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Operating Income (Non-GAAP)” for further information.

The Company considers core operating earnings and pre-tax pre-provision operating earnings useful comparative financial measures of the Company’s operating performance over multiple periods. Core operating earnings and pre-tax pre-provision operating earnings are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“We continue our trajectory of improved earnings metrics as we report another quarter with annualized return on average assets of 1.00% for the quarter ended September 30, 2025, and our seventh consecutive quarter of core earnings growth. Our success in growing our customer base have resulted in core deposit growth of over $122 million, or 8%, from December 31, 2024, which will support our anticipated loan growth during the fourth quarter. We are mindful of the current economic environment as a result of the federal government shutdown, and we will continue to support our customers and communities with disciplined loan growth that meets our risk-adjusted return requirements. Additionally, in October, the Board approved a quarterly cash dividend of $0.06 per common share, reflecting our continued commitment to enhance shareholder value.”

Patricia A. Ferrick, President of the Company, said:

“Our continued emphasis on technology solutions has contributed to an improved efficiency ratio as we thoughtfully manage operating expenses and improve noninterest income. Core deposit growth has been an area of focus as we continue our relationship banking strategy. We anticipate strong loan originations in the fourth quarter and continued positive margin impact from repricing loans, all funded by liquidity generated from core deposit growth.”

Statement of Condition
Total assets were $2.32 billion at September 30, 2025 and $2.20 billion at December 31, 2024, an increase of $120.1 million, or 5%. On a linked quarter basis, total assets increased $81.8 million, or 4%, from $2.24 billion at June 30, 2025.

Loans receivable, net of deferred fees, were $1.86 billion at September 30, 2025, $1.87 billion at December 31, 2024, and $1.87 billion at September 30, 2024. During the third quarter of 2025, the Company approved over $65 million in new loan originations that were in the queue to close. As of the date of this release, $50 million of these new loans, which have a weighted average rate of 9.74%, have closed and funded during October. For the third quarter of 2025, loan originations totaled $87.3 million with a weighted average rate of 7.97%. Loan renewals totaled $30.6 million and had a weighted average rate of 7.67%. Loans that paid off during the third quarter of 2025 totaled $84.0 million and had a weighted average rate of 6.48%, and were primarily comprised of commercial real estate and construction loans. The Company continues its disciplined relationship banking approach to allow lower yielding commercial real estate loans to mature as scheduled and diversify its portfolio mix. At September 30, 2025, the Company's warehouse lending facility decreased slightly by $2.2 million to end at $50.3 million, with a weighted average yield of 6.31% for the quarter ended September 30, 2025.

Investment securities were $157.2 million at September 30, 2025, $156.7 million at December 31, 2024 and $165.3 million at September 30, 2024. For the nine months ended September 30, 2025, the increase in investment securities was primarily due to a decrease in the portfolio’s unrealized losses totaling $8.5 million and security purchases totaling $2.9 million, offset by principal repayments totaling $10.9 million.

Total deposits were $1.98 billion at September 30, 2025, $1.87 billion at December 31, 2024, and $1.96 billion at September 30, 2024. Core deposits, which exclude wholesale deposits, increased $122.2 million, or 8%, for the nine months ended September 30, 2025. On a linked quarter basis, total deposits increased $74.4 million, or 4%. Noninterest-bearing deposits increased $18.2 million, or 5%, for the quarter ended September 30, 2025. At September 30, 2025 and December 31, 2024, reciprocal deposits through the IntraFi Network, which were mostly comprised of interest checking and savings accounts, totaled $281.7 million and $269.7 million, respectively, and were considered part of the Company’s core deposit base. Time deposits increased $25.7 million to $273.8 million during the nine months ended September 30, 2025. The Company continues to build core deposits at lower interest rates.

At September 30, 2025, wholesale funding totaled $284.9 million, a decrease of $15.0 million, or 5%, from December 31, 2024. Wholesale funding at September 30, 2025 included wholesale deposits totaling $234.9 million and other borrowed funds totaling $50.0 million. As a result of core deposit growth during 2025, the Company unwound $15 million of its pay-fixed/receive floating interest rate swaps and the funding associated with that hedge, resulting in a gain of $154 thousand (which was recorded in non-interest income) during the second quarter of 2025.

Shareholders’ equity at September 30, 2025 was $249.8 million, an increase of $14.5 million, or 6%, from December 31, 2024. Earnings for the nine months ended September 30, 2025 contributed $16.4 million to the increase in shareholders’ equity. During the second quarter of 2025, the Company repurchased 415,000 shares of its common stock at a total cost of $4.6 million, decreasing shareholders’ equity. Accumulated other comprehensive loss decreased $2.6 million for the nine months ended September 30, 2025, and was primarily related to an increase in the fair value of the Company’s available-for-sale investment securities portfolio, net of tax, at September 30, 2025.

Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at September 30, 2025 and December 31, 2024 was $13.41 and $12.52, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at September 30, 2025 and December 31, 2024 was $14.57 and $13.80, respectively.

The Bank was well-capitalized at September 30, 2025, with total risk-based capital ratio of 15.77%, common equity tier 1 risk-based capital ratio of 14.78%, and tier 1 leverage ratio of 12.13%.

Asset Quality
For the three and nine months ended September 30, 2025, the Company recorded a provision for credit losses totaling $375 thousand and $680 thousand, respectively. For the three and nine months ended September 30, 2024, the Company released reserves totaling $200 thousand and recorded a provision for credit losses of $6 thousand, respectively. At September 30, 2025 and December 31, 2024, the allowance for credit losses (“ACL”) was $17.9 million and $18.1 million, respectively. The ACL to total loans, net of fees, was 0.97% at each of September 30, 2025 and December 31, 2024. The Company generally does not record reserves for the warehouse lending facility it provides to Atlantic Coast Mortgage, LLC ("ACM"). Excluding the warehouse lending facility, the ACL to total loans, net of fees, was 0.99% at September 30, 2025. The reserve for unfunded commitments and the ACL on loans combined at September 30, 2025 was 0.99% of total loans, net of fees. The Company recorded net charge-offs of $498 thousand, or 0.11% annualized to average loans, for the three months ended September 30, 2025. Net charge-offs for the quarter ended September 30, 2025 were primarily comprised of one unsecured small business loan, and not indicative of a systemic issue with the Company’s loan portfolio credit quality. For the nine months ended September 30, 2025, net charge-offs totaled $876 thousand, or 0.06% annualized to average loans.

Nonperforming loans at September 30, 2025 totaled $11.1 million, or 0.48% of total assets, compared to $12.8 million, or 0.58% of total assets, at December 31, 2024. The decrease in nonperforming loans at September 30, 2025 was due to nonaccrual loan payoffs totaling $902 thousand and a decrease in loans past due over 90 days of $738 thousand as of September 30, 2025. Total watchlist loans increased to $15.1 million, or 4%, from $14.5 million at December 31, 2024. The Company had no other real estate owned at September 30, 2025 and December 31, 2024.

At September 30, 2025, commercial real estate loans totaled $994.6 million, or 54% of total loans, net of fees, and construction loans totaled $170.3 million, or 9% of total loans, net of fees. Included in commercial real estate loans are loans secured by office properties totaling $105.5 million, or 6% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with $1.1 million, or 0.06% of total loans, located in Washington, D.C. Loans secured by retail properties totaled $232.4 million, or 13% of total loans, at September 30, 2025, with $10.5 million, or less than 1% of total loans, located in Washington, D.C. Loans secured by multi-family properties totaled $184.7 million, or 10% of total loans, at September 30, 2025, with $98.3 million, or 5% of total loans, located in Washington, D.C. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. Non-owner occupied commercial real estate loans were $781.0 million at September 30, 2025, a decrease of $69.1 million, or 8%, from $850.1 million at December 31, 2024.

The Company manages the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within its commercial real estate portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at September 30, 2025 (dollars in thousands).

Owner Occupied Commercial Real Estate (2)				Non-Owner Occupied Commercial Real Estate (2)				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal	Top 3 Market Areas	Number of Total Loans	Bank Owned Principal	Total Bank Owned Principal	% of Total Loans
Office, Class A	68%	6	$7,840	17%	1	$2,916	Counties of Fairfax and Loudoun, VA and Montgomery County, MD	—	$—	$10,756
Office, Class B	50%	24	9,018	46%	23	45,383		—	—	54,401
Office, Class C	47%	9	5,122	31%	7	7,635		2	911	13,668
Office, Medical	34%	7	998	40%	4	13,652		1	12,050	26,700
Subtotal		46	$22,978		35	$69,586		3	$12,961	$105,525	6%

Retail- Neighborhood/Community Shop		—	$—	45%	32	$92,622	Counties of Prince George's and Montgomery, MD and Fairfax County, VA	—	$—	$92,622
Retail- Restaurant	48%	4	4,351	42%	14	24,137		—	—	28,488
Retail- Single Tenant	55%	5	1,847	41%	14	26,754		—	—	28,601
Retail- Anchored,Other		—	—	52%	11	32,944		—	—	32,944
Retail- Grocery-anchored		—	—	40%	8	49,712		—	—	49,712
Subtotal		9	$6,198		79	$226,169		0	$—	$232,367	13%

Multi-family, Class A		—	$—	30%	2	$1,428	Washington, D.C., Baltimore City, MD and Richmond City, VA	2	$33,087	$34,515
Multi-family, Class B		—	—	61%	18	63,207		1	3,952	67,159
Multi-family, Class C		—	—	54%	57	70,070		1	987	71,057
Multi-Family-Affordable Housing		—	—	43%	5	11,921		—	—	11,921
Subtotal		—	$—		82	$146,626		4	$38,026	$184,652	10%

Industrial	47%	36	$99,493	52%	31	$112,169	Counties of Prince William and Fairfax, VA and Howard County, MD	—	$—	$211,662
Warehouse	48%	12	14,595	27%	7	8,980		—	—	23,575
Flex	45%	10	9,523	52%	14	55,730		3	8,015	73,268
Subtotal		58	$123,611		52	$176,879		3	$8,015	$308,505	17%

Hotels			$—	39%	9	$53,778		1	$7,679	$61,457	3%
Mixed Use	44%	8	$6,833	59%	29	$48,833		—	$—	$55,666	3%

Land			$—	1%	2	$625		19	$37,141	$37,766	2%
1-4 Family construction			$—			$—		14	$47,852	$47,852	2%
Other (including net deferred fees)			$53,952			$58,484			$18,578	$131,014	7%

Total commercial real estate and construction loans, net of fees, at September 30, 2025			$213,572			$780,980			$170,252	$1,164,804	63%

At December 31, 2024			$188,182			$850,125			$162,367	$1,200,674	64%

(1) Loan-to-value is determined at origination date against current bank-owned principal.
(2) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for non-owner occupied at origination.

The loans shown in the above table exhibit strong credit quality, with one nonaccrual loan at September 30, 2025 totaling $10.1 million. During its assessment of the ACL, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
For the three and nine months ended September 30, 2025, the Company recorded income of $508 thousand and $1.0 million, respectively, compared to income of $278 thousand and $426 thousand, respectively, for the three and nine months ended September 30, 2024, related to its investment in ACM. The increase in earnings at ACM is a direct result of continued success in executing their strategic growth and geographic diversification initiatives, resulting in a 14% increase in loan originations for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.

The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income.

Income Statement
The Company recorded net income of $5.6 million for the three months ended September 30, 2025 compared to net income of $4.7 million for the three months ended September 30, 2024, an increase of $910 thousand, or 19%. Compared to the linked quarter, net income for the three months ended September 30, 2025 decreased slightly by $88 thousand, or 2%, from $5.7 million for the three months ended June 30, 2025. The decrease in net income on a linked quarter basis is a result of increased provision for credit losses for the three months ended September 30, 2025 and the gain on termination of derivative instruments recorded during the second quarter of 2025. Excluding nonrecurring gains, earnings increased to $5.6 million for the three months ended September 30, 2025 compared to $5.5 million for the three months ended June 30, 2025.

Net interest income increased $1.8 million, or 13%, to $16.0 million for the quarter ended September 30, 2025, compared to $14.2 million for the same period of 2024, and increased $274 thousand, or 2%, compared to the linked quarter ended June 30, 2025. The increase in net interest income for the third quarter of 2025 compared to the year ago quarter was primarily due to a decrease in deposit interest expense as deposits continue to reprice to lower interest rates. On a linked quarter basis, net interest income increased as a result of an increase in earnings assets, primarily interest-bearing deposits at other financial institutions. This available liquidity is associated with the Company's deposit growth.

The Company's net interest margin increased 27 basis points to 2.91% for the quarter ended September 30, 2025 compared to 2.64% for the quarter ended September 30, 2024, and increased from 2.90% for the linked quarter ended June 30, 2025. The increase in net interest margin is a result of improved yields on earning assets, primarily from the loan portfolio, in addition to continued improvement in the cost of funding sources. Cost of funds decreased to 2.78% for the quarter ended September 30, 2025, from 2.79% for the quarter ended June 30, 2025, and from 3.09% for the year ago quarter ended September 30, 2024. While excess liquidity associated with the Company’s strong deposit growth tempered expansion in net interest margin for the third quarter of 2025, this liquidity will be used to fund loan growth early during the fourth quarter.

Compared to the year ago quarter, interest income increased $594 thousand, or 2%, to $29.8 million, for the third quarter of 2025, and increased $397 thousand, or 1%, compared to the linked quarter ended June 30, 2025. Loan interest income decreased $397 thousand, or 1%, to $27.0 million for the three months ended September 30, 2025, compared to $27.4 million for the three months ended September 30, 2024, primarily as a result of a decrease in average loans totaling $49.6 million, as the Company continues to reduce low yielding loans as they mature. During the third quarter of 2025, while the Company originated and funded over $87 million in new loans, approximately $84 million in existing loans paid off. Additionally, over $65 million in anticipated loan fundings were approved but had not closed as of September 30, 2025. As of the date of this release, $50 million of these commitments were closed and funded. Loan yields increased 7 basis points to 5.90% for the three months ended September 30, 2025 compared to 5.83% for the same period of 2024, and increased 10 basis points from 5.80% for the three months ended June 30, 2025. The yield on earning assets remained unchanged at 5.46% for the three months ended September 30, 2025 when compared to the same period of 2024, but increased 7 basis points compared to the linked quarter ended June 30, 2025, a result of loans repricing upwards as compared to the prior quarter.

The Company anticipates continued increase in loan yields due to scheduled loan repricings. Within 12 months of September 30, 2025, $86.8 million in fixed rate commercial loans with a weighted average rate of 4.74% and $8.0 million in variable rate commercial loans with a weighted average rate of 3.83% are expected to reprice. Within the following 24-36 months of September 30, 2025, $305.0 million in fixed rate commercial loans with a weighted average rate of 5.37% and an additional $133.3 million in variable rate commercial loans with a weighted average rate of 5.07% are scheduled to reprice. In the near-term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

Interest expense decreased $1.2 million, or 8%, to $13.8 million, for the quarter ended September 30, 2025, compared to $15.0 million for the quarter ended September 30, 2024, which is primarily attributable to the decrease in deposit costs, all while growing core deposits 8% since year end. Interest expense on deposits decreased $1.1 million to $13.1 million for the three months ended September 30, 2025, compared to $14.2 million for the three months ended September 30, 2024, as average interest-bearing total deposits increased $39.2 million for the three months ended September 30, 2025 when compared to the year ago quarter. On a linked quarter basis, interest expense increased $123 thousand, or 1%, compared to the quarter ended June 30, 2025, primarily due to the strong deposit growth during the third quarter. The cost of deposits (which includes noninterest-bearing deposits) for the third quarter ended September 30, 2025 was 2.73%, a decrease of 31 basis points from the year ago quarter ended September 30, 2024, and a decrease of 1 basis point compared to the linked quarter ended June 30, 2025, demonstrating the Company's ability to grow its customer base while reducing deposit costs.

Net interest income for the nine months ended September 30, 2025 and 2024 was $46.8 million and $40.7 million, respectively, an increase of $6.2 million, or 15%, year-over-year. Interest income increased $3.8 million, or 4%, to $87.8 million for the nine months ended September 30, 2025 compared to $84.0 million for the comparable 2024 period. Interest expense totaled $41.0 million for the nine months ended September 30, 2025, a decrease of $2.4 million, or 6%, compared to $43.4 million for the nine months ended September 30, 2024. The Company’s net interest margin for the nine months ended September 30, 2025 was 2.88% compared to 2.57% for the year-ago nine month period of 2024, an increase of 31 basis points, or 12%.

Noninterest income for each of the three months ended September 30, 2025 and June 30, 2025 totaled $1.0 million. Noninterest income for the three months ended June 30, 2025 included a nonrecurring gain totaling $154 thousand from the termination of derivative contracts. Noninterest income for the three months ended September 30, 2025 increased $218 thousand, or 27%, compared to $815 thousand for the three months ended September 30, 2024.

Fee income from loans was $35 thousand for the quarter ended September 30, 2025, compared to $54 thousand for the third quarter of 2024. Service charges on deposit accounts totaled $321 thousand for the third quarter of 2025, compared to $301 thousand for the year ago quarter, and $282 thousand for the linked quarter ended June 30, 2025. Income from BOLI increased to $73 thousand for the three months ended September 30, 2025, compared to $70 thousand for the same period of 2024. Income from the minority interest in ACM for the quarter ended September 30, 2025 was $508 thousand, an increase of $230 thousand from the year ago quarter ended September 30, 2024, and increased $157 thousand compared to the linked quarter ended June 30, 2025.

For the nine months ended September 30, 2025, the Company recorded noninterest income totaling $2.7 million, compared to $2.1 million for the nine months ended September 30, 2024, an increase of $630 thousand, or 30%. Fee income from loans was $145 thousand for the nine months ended September 30, 2025, compared to $141 thousand for the same period of 2024. Service charges on deposit accounts totaled $873 thousand for the nine months ended September 30, 2025, compared to $841 thousand for the nine months ended September 30, 2024. Income from BOLI decreased to $215 thousand for the nine months ended September 30, 2025 compared to $326 thousand for the same period of 2024, a direct result of the BOLI surrendered during 2024. Income from its minority interest in ACM was $1.0 million for the nine months ended September 30, 2025, compared to $401 thousand for the same period of 2024. Lastly, the Company recorded a gain from the termination of derivative instruments totaling $154 thousand during the second quarter of 2025. No comparable gain was recorded during 2024.

Noninterest expense totaled $9.5 million for the quarter ended September 30, 2025, an increase of $276 thousand, or 3%, compared to $9.2 million for the year ago quarter ended September 30, 2024. On a linked quarter basis, noninterest expense increased $44 thousand, or approximately half a percent, from $9.4 million for the three months ended June 30, 2025. Compared to the year ago quarter, salaries and benefits expense increased $262 thousand, or 5%, for the three months ended September 30, 2025, and increased $79 thousand, or 2%, compared to the linked quarter ended June 30, 2025. The increase in salaries and benefits expense for the third quarter of 2025 as compared to both the year ago and linked quarters is primarily a result of an increase in incentive accruals for the third quarter of 2025 along with the filling of open positions that were vacant in the previous periods. Full-time equivalent employees have increased from 111 at September 30, 2024, to 112 at December 31, 2024 to 118 at September 30, 2025.

Internet banking and software expense increased $184 thousand to $890 thousand for the third quarter of 2025 compared to the year ago quarter ended September 30, 2024, primarily as a result of the implementation of enhanced customer software, including comprehensive online banking solutions. Data processing and network administration expense decreased $168 thousand to $559 thousand for the three months ended September 30, 2025 compared to the same period of 2024, primarily as a result of contract renewals with certain service providers for the Bank. The Company continues to identify and assess opportunities to reduce operating expenses.

For the nine months ended September 30, 2025 and 2024, noninterest expense was $28.0 million and $26.8 million, respectively, an increase of $1.2 million, or less than 5%, primarily as a result of the aforementioned increases in salaries and benefits expenses and internet banking and software expense.

The efficiency ratio for the quarters ended September 30, 2025, June 30, 2025, and September 30, 2024, was 55.5%, 56.2%, and 61.2%, respectively. For the nine months ended September 30, 2025 and 2024, the efficiency ratio was 56.6% and 62.7%, respectively. A reconciliation of the aforementioned efficiency ratios, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.6 million and $1.4 million for the three months ended September 30, 2025 and 2024, respectively. For the nine months ended September 30, 2025 and 2024, the provision for income taxes was $4.4 million and $5.8 million, respectively. The 2024 period included an additional $2.4 million which was associated with the Company’s surrender of BOLI policies in the first quarter of 2024.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.32 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that we serve could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that we provide and increases in loan delinquencies and defaults; the concentration of our business in and around the Washington, D.C. metropolitan area and the effects of changes in the economic, political, and environmental conditions on this market, including the ongoing shutdown of the U.S. government and potential reductions in spending by the U.S. government and related reductions in the federal workforce; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in our liquidity requirements could be adversely affected by changes in our assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; the management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions that we do business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; our investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in our common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; potential exposure to fraud, negligence, computer theft and cyber-crime, and our ability to maintain the security of our data processing and information technology systems; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, or actions taken by the United States or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; and the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share and per share data)
(Unaudited)

	At or For the Three Months Ended,		For the Nine Months Ended,		At or For the Three Months Ended,
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	June 30, 2025	December 31, 2024
Selected Balances
Total assets	$2,319,052	$2,293,282			$2,237,250	$2,198,950
Total investment securities	157,165	165,296			157,129	156,740
Total loans, net of deferred fees	1,858,422	1,874,946			1,869,098	1,870,235
Allowance for credit losses on loans	(17,943)	(19,067)			(18,065)	(18,129)
Total deposits	1,977,882	1,960,767			1,903,472	1,870,605
Subordinated debt	18,737	19,666			18,723	18,695
Other borrowings	50,000	57,000			50,000	50,000
Reserve for unfunded commitments	502	510			503	510
Total shareholders' equity	249,804	230,830			243,163	235,354
Summary Results of Operations
Interest income	$29,827	$29,233	$87,813	$84,032	$29,430	$29,281
Interest expense	13,794	15,019	40,969	43,356	13,671	14,367
Net interest income	16,033	14,214	46,844	40,676	15,759	14,914
Provision for credit losses	375	(200)	680	6	105	—
Net interest income after provision for credit losses	15,658	14,414	46,164	40,670	15,654	14,913
Noninterest income - loan fees, service charges and other	452	467	1,342	1,329	432	431
Noninterest income - bank owned life insurance	73	70	215	326	71	71
Noninterest income (loss) on minority membership interest	508	278	1,000	426	351	(49)
Noninterest income - gain on termination of derivative instruments	—	—	154	—	154	—
Noninterest expense	9,472	9,196	28,032	26,817	9,428	9,002
Income before taxes	7,219	6,033	20,843	15,934	7,234	6,363
Income tax expense	1,640	1,364	4,432	5,770	1,567	1,463
Net income	5,579	4,669	16,411	10,164	5,667	4,900
Per Share Data
Net income, basic	$0.31	$0.26	$0.90	$0.56	$0.31	$0.27
Net income, diluted	$0.31	$0.25	$0.90	$0.55	$0.31	$0.26
Book value	$13.82	$12.68			$13.49	$12.93
Tangible book value	$13.41	$12.27			$13.08	$12.52
Tangible book value, excluding accumulated other comprehensive losses	$14.57	$13.52			$14.32	$13.80
Shares outstanding	18,074,327	18,204,455			18,019,204	18,204,455
Selected Ratios
Net interest margin (2)	2.91%	2.64%	2.88%	2.57%	2.90%	2.77%
Return on average assets (2)	1.00%	0.85%	0.98%	0.62%	1.02%	0.90%
Return on average equity (2)	9.05%	8.15%	9.01%	6.04%	9.37%	8.37%
Efficiency (3)	55.50%	61.19%	56.57%	62.72%	56.22%	58.58%
Loans, net of deferred fees to total deposits	93.96%	95.62%			98.19%	99.98%
Noninterest-bearing deposits to total deposits	18.93%	18.21%			18.71%	19.55%
Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$5,579	$4,669	$16,411	$10,164	$5,667	$4,900
Gain on termination of derivative instruments	—	—	(154)	—	(154)	—
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	—	2,386	—	—
Income tax benefit associated with non-GAAP adjustments	—	—	35	—	35	—
Adjusted Net Income, core operating earnings (non-GAAP)	$5,579	$4,669	$16,292	$12,550	$5,548	$4,900
Adjusted Earnings per share - basic (non-GAAP core operating earnings) (2)	$0.31	$0.26	$0.90	$0.70	$0.31	$0.27
Adjusted Earnings per share - diluted (non-GAAP core operating earnings) (2)	$0.31	$0.25	$0.89	$0.68	$0.30	$0.26
Adjusted Return on average assets (non-GAAP core operating earnings) (2)	1.00%	0.85%	0.98%	0.77%	1.00%	0.90%
Adjusted Return on average equity (non-GAAP core operating earnings) (2)	9.05%	8.15%	8.94%	7.46%	9.17%	8.36%
Adjusted Efficiency ratio (non-GAAP core operating earnings)(3)	55.50%	61.19%	56.74%	62.72%	56.74%	58.62%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.04%	10.21%			11.16%	10.87%
Total risk-based capital (to risk weighted assets)	15.77%	14.52%			15.28%	14.73%
Common equity tier 1 capital (to risk weighted assets)	14.78%	13.48%			14.29%	13.74%
Tier 1 leverage (to average assets)	12.13%	11.49%			11.97%	11.74%
Asset Quality
Nonperforming loans	$11,068	$3,556			$10,529	$12,823
Nonperforming loans to total assets	0.48%	0.16%			0.47%	0.58%
Nonperforming assets to total assets	0.48%	0.16%			0.47%	0.58%
Allowance for credit losses on loans	0.97%	1.02%			0.97%	0.97%
Allowance for credit losses to nonperforming loans	162.12%	536.19%			171.57%	141.38%
Net charge-offs (recoveries)	$498	$(63)	$876	$(68)	$517	$937
Net charge-offs (recoveries) to average loans (2)	0.11%	(0.01)%	0.06%	(0.01)%	0.11%	0.20%
Selected Average Balances
Total assets	$2,239,138	$2,187,583	$2,223,653	$2,172,666	$2,229,432	$2,185,879
Total earning assets	2,186,727	2,142,155	2,174,161	2,116,436	2,182,180	2,139,505
Total loans, net of deferred fees	1,829,587	1,879,152	1,852,754	1,867,503	1,862,488	1,875,328
Total deposits	1,900,735	1,855,513	1,888,621	1,813,794	1,896,262	1,851,402
Other Data
Noninterest-bearing deposits	$374,414	$357,028			$356,208	$365,666
Interest-bearing checking, savings and money market	1,094,682	1,107,335			1,033,577	1,006,898
Time deposits	273,837	246,527			278,758	248,154
Wholesale deposits	234,949	249,877			234,929	249,887

(1) Non-GAAP Reconciliation
Total shareholders’ equity	$249,804	$230,830			$243,163	$235,354
Goodwill and intangibles, net	(7,322)	(7,457)			(7,352)	(7,420)
Tangible Common Equity	$242,482	$223,373			$235,811	$227,934
Accumulated Other Comprehensive Loss ("AOCI")	(20,940)	(22,721)			(22,266)	(23,266)
Tangible Common Equity excluding AOCI	$263,422	$246,094			$258,077	$251,200

Book value per common share	$13.82	12.68			$13.49	$12.93
Intangible book value per common share	(0.41)	(0.41)			(0.41)	(0.41)
Tangible book value per common share	$13.41	$12.27			$13.08	$12.52
AOCI (loss) per common share	(1.16)	(1.25)			(1.24)	(1.28)
Tangible book value per common share, excluding AOCI	$14.57	$13.52			$14.32	$13.80
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	September 30, 2025	June 30, 2025	% Change Current Quarter	December 31, 2024	September 30, 2024	% Change From Year Ago

Cash and due from banks	$14,917	$14,627	2.0%	$8,161	$10,051	48.4%
Interest-bearing deposits at other financial institutions	214,007	120,505	77.6%	82,789	167,575	27.7%
Investment securities	157,165	157,129	—%	156,740	165,296	(4.9)%
Restricted stock, at cost	7,774	7,774	—%	8,186	8,186	(5.0)%
Loans, net of fees:
Commercial real estate	994,552	981,479	1.3%	1,038,307	1,062,978	(6.4)%
Commercial and industrial	335,813	344,931	(2.6)%	314,274	288,821	16.3%
Commercial construction	170,252	177,135	(3.9)%	162,367	173,806	(2.0)%
Consumer real estate	301,993	307,423	(1.8)%	325,313	331,713	(9.0)%
Warehouse facilities	50,336	52,529	(4.2)%	22,388	10,777	367.1%
Consumer nonresidential	5,476	5,601	(2.2)%	7,586	6,851	(20.1)%
Total loans, net of fees	1,858,422	1,869,098	(0.6)%	1,870,235	1,874,946	(0.9)%
Allowance for credit losses on loans	(17,943)	(18,065)	(0.7)%	(18,129)	(19,067)	(5.9)%
Loans, net	1,840,479	1,851,033	(0.6)%	1,852,106	1,855,879	(0.8)%

Premises and equipment, net	723	773	(6.5)%	858	866	(16.5)%
Goodwill and intangibles, net	7,322	7,352	(0.4)%	7,420	7,457	(1.8)%
Bank owned life insurance (BOLI)	9,434	9,361	0.8%	9,219	9,148	3.1%
Other assets	67,231	68,696	(2.1)%	73,471	68,824	(2.3)%
Total Assets	$2,319,052	$2,237,250	3.7%	$2,198,950	$2,293,282	1.1%

Deposits:
Noninterest-bearing	$374,414	$356,208	5.1%	$365,666	$357,028	4.9%
Interest checking	803,291	669,054	20.1%	623,811	615,839	30.4%
Savings and money market	291,391	364,523	(20.1)%	383,087	491,496	(40.7)%
Time deposits	273,837	278,758	(1.8)%	248,154	246,527	11.1%
Wholesale deposits	234,949	234,929	—%	249,887	249,877	(6.0)%
Total deposits	1,977,882	1,903,472	3.9%	1,870,605	1,960,767	0.9%

Other borrowed funds	50,000	50,000	—%	50,000	57,000	(12.3)%
Subordinated notes, net of issuance costs	18,737	18,723	0.1%	18,695	19,666	(4.7)%
Reserve for unfunded commitments	502	503	(0.2)%	510	510	(1.6)%
Other liabilities	22,127	21,389	3.5%	23,786	24,509	(9.7)%

Shareholders’ equity	249,804	243,163	2.7%	235,354	230,830	8.2%
Total Liabilities & Shareholders' Equity	$2,319,052	$2,237,250	3.7%	$2,198,950	$2,293,282	1.1%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended
	September 30, 2025	June 30, 2025	% Change Current Quarter	September 30, 2024	% Change From Year Ago

Net interest income	$16,033	$15,759	1.7%	$14,214	12.8%
Provision for credit losses	375	105	257.1%	(200)	(287.5)%
Net interest income after provision for credit losses	15,658	15,654	—%	14,414	8.6%

Noninterest income:
Fees on loans	35	33	6.1%	54	(35.2)%
Service charges on deposit accounts	321	282	13.8%	301	6.6%
BOLI income	73	71	2.8%	70	4.3%
Income from minority membership interests	508	351	(44.7)%	278	(82.7)%
Gain on termination of derivative instruments	—	154	(100.0)%	—	—%
Other fee income	96	117	(17.9)%	112	(14.3)%
Total noninterest income	1,033	1,008	2.5%	815	26.7%

Noninterest expense:
Salaries and employee benefits	5,115	5,036	1.6%	4,853	5.4%
Occupancy expense	520	539	(3.5)%	465	11.8%
Internet banking and software expense	890	864	3.0%	706	26.1%
Data processing and network administration	559	550	1.6%	727	(23.1)%
State franchise taxes	583	583	—%	589	(1.0)%
Professional fees	294	328	(10.4)%	224	31.3%
Other operating expense	1,511	1,528	(1.1)%	1,632	(7.4)%
Total noninterest expense	9,472	9,428	0.5%	9,196	3.0%
Net income before income taxes	7,219	7,234	(0.2)%	6,033	19.7%
Income tax expense	1,640	1,567	4.7%	1,364	20.2%
Net Income	$5,579	$5,667	(1.6)%	$4,669	19.5%

Earnings per share - basic	$0.31	$0.31	(0.3)%	$0.26	18.9%
Earnings per share - diluted	$0.31	$0.31	(1.0)%	$0.25	22.8%
Weighted-average common shares outstanding - basic	18,049,623	18,129,487	(0.4)%	18,195,102	(0.8)%
Weighted-average common shares outstanding - diluted	18,179,295	18,256,496	(0.4)%	18,433,125	(1.4)%

Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP):
GAAP net income reported above	$5,579	$5,667		$4,669
Gain on termination of derivative instruments	—	(154)		—
Income tax benefit associated with non-GAAP adjustments	—	35		—
Adjusted Net Income, core operating earnings (non-GAAP)	$5,579	$5,548		$4,669
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.31	$0.31		$0.26
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.31	$0.30		$0.25

Adjusted Return on average assets (non-GAAP core operating earnings)	1.00%	1.00%		0.85%
Adjusted Return on average equity (non-GAAP core operating earnings)	9.05%	9.17%		8.15%
Adjusted Efficiency ratio (non-GAAP core operating earnings)	55.50%	56.74%		61.19%

	For the Three Months Ended
	September 30, 2025	June 30, 2025	% Change Current Quarter	September 30, 2024	% Change From Year Ago
Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,579	$5,667		$4,669
Provision for credit losses	375	105		(200)
Gain on termination of derivative instruments	—	(154)		—
Income tax expense	1,640	1,567		1,364
Adjusted Pre-tax pre-provision income	$7,594	$7,185		$5,833
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.42	$0.40		$0.32
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.42	$0.39		$0.32

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.36%	1.29%		1.07%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	12.32%	11.88%		10.18%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Nine Months Ended
	September 30, 2025	September 30, 2024	% Change

Net interest income	$46,844	$40,676	15.2%
Provision for credit losses	680	6	11233.3%
Net interest income after provision for credit losses	46,164	40,670	13.5%

Noninterest income:
Fees on loans	145	141	2.8%
Service charges on deposit accounts	873	841	3.8%
BOLI income	215	326	(34.0)%
Income from minority membership interests	1,000	426	134.7%
Gain on termination of derivative instruments	154	—	100.0%
Other fee income	324	347	(6.6)%
Total noninterest income	2,711	2,081	30.3%

Noninterest expense:
Salaries and employee benefits	14,933	14,073	6.1%
Occupancy expense	1,588	1,502	5.7%
Internet banking and software expense	2,580	2,130	21.1%
Data processing and network administration	1,728	2,029	(14.8)%
State franchise taxes	1,761	1,768	(0.4)%
Professional fees	864	694	24.5%
Other operating expense	4,578	4,621	(0.9)%
Total noninterest expense	28,032	26,817	4.5%
Net income before income taxes	20,843	15,934	30.8%
Income tax expense	4,432	5,770	(23.2)%
Net Income	$16,411	$10,164	61.5%

Earnings per share - basic	$0.90	$0.56	61.3%
Earnings per share - diluted	$0.90	$0.55	62.9%
Weighted-average common shares outstanding - basic	18,158,126	18,008,117	0.8%
Weighted-average common shares outstanding - diluted	18,300,767	18,364,171	(0.3)%

	For the Nine Months Ended
	September 30, 2025	September 30, 2024	% Change
Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP):
GAAP net income reported above	$16,411	$10,164
Gain on termination of derivative instruments	(154)	—
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386
Provision for income taxes associated with non-GAAP adjustments	35	—
Adjusted Net Income, core bank operating earnings (non-GAAP)	$16,292	$12,550
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.90	$0.70
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.89	$0.68

Adjusted Return on average assets (non-GAAP core operating earnings)	0.98%	0.77%
Adjusted Return on average equity (non-GAAP core operating earnings)	8.94%	7.46%
Adjusted Efficiency ratio (non-GAAP core operating earnings)	56.74%	62.72%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$16,411	$10,164
Provision for credit losses	680	6
Gain on termination derivative instruments	(154)	—
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386
Income tax expense	4,432	3,384
Adjusted Pre-tax pre-provision income	$21,369	$15,940
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.18	$0.89
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$1.17	$0.87

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.28%	0.98%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	11.73%	9.47%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	9/30/2025			6/30/2025			9/30/2024
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$965,153	$12,425	5.15%	$996,979	$12,625	5.07%	$1,075,258	$13,969	5.20%
Commercial and industrial	340,510	6,906	8.11%	339,859	6,847	8.06%	268,484	5,558	8.28%
Commercial construction	177,620	3,310	7.45%	171,434	3,175	7.41%	168,155	3,175	7.55%
Consumer real estate	301,687	3,618	4.80%	311,331	3,662	4.70%	334,385	4,047	4.84%
Warehouse facilities	39,104	617	6.31%	35,603	569	6.39%	26,043	489	7.51%
Consumer nonresidential	5,513	108	7.83%	7,282	150	8.29%	6,827	143	8.38%
Total loans	1,829,587	26,984	5.90%	1,862,488	27,028	5.80%	1,879,152	27,381	5.83%

Investment securities (2)	193,262	1,026	2.12%	196,693	1,038	2.11%	205,019	1,050	2.05%
Interest-bearing deposits at other financial institutions	163,878	1,817	4.40%	122,999	1,364	4.45%	57,984	802	5.50%
Total interest-earning assets	2,186,727	$29,827	5.46%	2,182,180	$29,430	5.39%	2,142,155	$29,233	5.46%

Non-interest earning assets:
Cash and due from banks	14,265			10,981			7,443
Premises and equipment, net	755			800			892
Accrued interest and other assets	55,379			53,874			56,312
Allowance for credit losses	(17,988)			(18,403)			(19,219)
Total Assets	$2,239,138			$2,229,432			$2,187,583

Interest-bearing liabilities:
Interest checking	$702,037	$5,496	3.11%	$646,842	$5,025	3.12%	$620,256	$5,652	3.62%
Savings and money market	321,399	2,755	3.40%	362,904	3,011	3.33%	362,663	3,482	3.82%
Time deposits	277,760	2,783	3.97%	277,311	2,823	4.08%	264,125	2,929	4.41%
Wholesale deposits	234,925	2,037	3.44%	247,603	2,099	3.40%	249,851	2,136	3.40%
Total interest-bearing deposits	1,536,121	13,071	3.38%	1,534,660	12,958	3.39%	1,496,895	14,199	3.77%

Other borrowed funds	50,011	478	3.78%	50,011	468	3.75%	57,000	563	3.93%
Subordinated notes, net of issuance costs	18,728	245	5.20%	18,714	245	5.26%	19,656	257	5.21%
Total interest-bearing liabilities	1,604,860	$13,794	3.41%	1,603,385	$13,671	3.42%	1,573,551	15,019	3.80%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	364,614			361,602			358,618
Other liabilities	23,121			22,437			26,252
Shareholders’ equity	246,543			242,008			229,162
Total Liabilities and Shareholders' Equity	$2,239,138			$2,229,432			$2,187,583
Net Interest Margin		$16,033	2.91%		$15,759	2.90%		$14,214	2.64%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Nine Months Ended
	9/30/2025			9/30/2024
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$996,337	$37,935	5.08%	$1,084,436	$41,325	5.08%
Commercial and industrial	334,858	20,122	8.01%	250,106	14,941	7.97%
Commercial construction	171,434	9,454	7.35%	161,159	8,845	7.32%
Consumer real estate	310,921	11,103	4.76%	346,771	12,604	4.85%
Warehouse facilities	32,248	1,533	6.34%	18,885	1,060	7.48%
Consumer nonresidential	6,956	419	8.02%	6,146	377	8.18%
Total loans	1,852,754	80,566	5.80%	1,867,503	79,152	5.65%

Investment securities (2)	196,223	3,103	2.11%	210,536	3,305	2.09%
Interest-bearing deposits at other financial institutions	125,184	4,144	4.43%	38,397	1,575	5.48%
Total interest-earning assets	2,174,161	$87,813	5.39%	2,116,436	$84,032	5.29%

Non-interest earning assets:
Cash and due from banks	11,269			6,982
Premises and equipment, net	801			949
Accrued interest and other assets	55,617			67,311
Allowance for credit losses	(18,195)			(19,012)
Total Assets	$2,223,653			$2,172,666

Interest-bearing liabilities:
Interest checking	$655,651	$15,342	3.13%	$556,650	$14,215	3.41%
Savings and money market	358,003	8,907	3.33%	332,663	9,071	3.64%
Time deposits	270,565	8,286	4.09%	283,897	9,240	4.35%
Wholesale deposits	244,084	6,286	3.44%	268,295	7,108	3.54%
Total interest-bearing deposits	1,528,303	38,821	3.38%	1,441,505	39,634	3.67%

Other borrowed funds	50,007	1,412	3.78%	88,082	2,949	4.47%
Subordinated notes, net of issuance costs	18,714	736	5.26%	19,640	773	5.25%
Total interest-bearing liabilities	1,597,024	$40,969	3.41%	1,549,227	$43,356	3.74%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	360,318			372,289
Other liabilities	23,429			26,759
Shareholders’ equity	242,882			224,391
Total Liabilities and Shareholders' Equity	$2,223,653			$2,172,666
Net Interest Margin		$46,844	2.88%		$40,676	2.57%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.